Exhibit 10.1

AMENDMENT TO SEPARATION AGREEMENT

This Amendment to Separation Agreement (this “Amendment”), dated as of July 9, 2008, is entered into by and between the parties to this Amendment (hereinafter each a “Party” and, together, the “Parties”), VERICHIP CORPORATION, a Delaware corporation (“VeriChip”) and SCOTT R. SILVERMAN (“Silverman”).

RECITALS

A. WHEREAS, the Parties entered into a Separation Agreement, dated as of May 15, 2008, between VeriChip and Silverman (the “Agreement”); and

B. WHEREAS, the Parties wish to amend the Agreement to extend certain deadlines provided for in the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual obligations set forth in this Amendment, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

1. Definitions. All capitalized terms used herein, except as modified or defined in this Amendment, shall have the meaning given to such terms in the Agreement.

2. Amendments.

(a) The first paragraph of Section I.C. of the Agreement is hereby deleted in its entirety and replaced with the following:

In the event that (i) the portion of VeriChip’s business that markets, distributes and sells implantable microchips is sold in its entirety (hereinafter the “VeriMed Business”), (ii) all of the stock of VeriChip is sold, or (iii) if the public company is used for a strategic transaction, e.g., a reverse merger (any of which scenarios (i), (ii) or (iii) above are hereinafter referred to as the “VeriChip Transaction”), on or before July 31, 2008, or if a binding letter of intent, indication of interest or purchase agreement for the VeriChip Transaction is entered into on or before July 31, 2008, Silverman will receive twenty-five percent (25%) of the Total Transaction Value, exclusive of amounts paid to other financial advisors or finders (hereinafter the “Success Fee”). For purposes of this Agreement, the Total Transaction Value will mean the value of all cash, securities, promissory notes or other evidences of indebtedness, and other property or other assets paid, payable or received, including debt, liabilities, and obligations which are assumed, in connection with the VeriChip Transaction.

(b) The second paragraph of Section II.A. of the Agreement is hereby deleted in its entirety and replaced with the following:

If applicable, from the Xmark Closing Date until the earlier of (i) July 31, 2008 or (ii) the closing of a VeriMed Transaction, Silverman will be a non-paid consultant of VeriChip. During this period, VeriChip will reimburse Silverman for all normal and customary travel and meal expenses incurred by him while pursuing the sale of the VeriMed Business.

3. No Implied Modifications; Inconsistencies. Except as expressly modified hereby, all terms and provisions of the Agreement shall remain unchanged and in full force and effect. In the event of an inconsistency between the terms of this Amendment and the terms of the Agreement, the terms hereof shall control.

4. Counterparts. This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute but one instrument. Furthermore signatures delivered via facsimile transmission shall have the same force and effect as the originals thereof, except that any Party has the right to insist on the receipt of the original signature of the other Party before complying with its own obligations under this Amendment.

(Remainder of page intentionally left blank; signature page follows.)

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the date first written above.

VERICHIP CORPORATION	SCOTT R. SILVERMAN

By: /s/ William J. Caragol	By: /s/ Scott R. Silverman
Name: William J. Caragol
Title: President and Chief Financial Officer

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